Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com
The Hershey Company Names Dave Hulays
Chief Financial Officer
Hulays Succeeds Steve Voskuil, Who Will Support Strategic Priorities and the Leadership Transition Through Early 2027
HERSHEY, Pa., Sept. 2, 2026 /PRNewswire/ -- The Hershey Company (NYSE: HSY) today announced that Dave Hulays has been named Chief Financial Officer, effective September 2, 2026, succeeding Steve Voskuil. Hulays, who most recently served as Senior Vice President, Finance, brings nearly 30 years of financial leadership experience at Hershey and Procter & Gamble to the role.
Since joining Hershey in 2012 as VP Finance, Canada, Hulays has taken on progressively broader financial leadership responsibilities across the company, including the U.S. and International businesses, Global Supply Chain, the Growth Office, M&A, Corporate FP&A and Finance Strategy, Global Tax & Treasury, and Enterprise Transformation. Before joining Hershey, he spent 15 years at Procter & Gamble (P&G) in roles spanning Commercial, Supply Chain, Strategy and FP&A, Global Business Development, and Global Business Services across P&G’s North American and International businesses.

Voskuil, who has led Hershey’s finance organization for the past seven years, announced his intent to retire in early 2027. He will move into the role of SVP, Strategic Projects, focused on initiatives for the CEO and Board while ensuring a seamless transition with Hulays.

“Dave is a proven, enterprise-minded finance leader who has helped shape nearly every corner of this business, from our commercial and supply chain organizations to our growth agenda,” said Kirk Tanner, President and CEO, The Hershey Company. “He leads with rigor, accountability and courage. I’m confident he’s the right person to lead our finance organization into its next chapter. I also want to thank Steve for his leadership over the past seven years. He has been an incredible partner to me and to this company, and his continued partnership will support some of our most important priorities as we move through this transition.”

"I'm proud and honored to serve as Hershey's next Chief Financial Officer," said Hulays. "Working alongside Steve over the years has been a privilege, and his mentorship has played an important role in preparing for this transition. Together, we've built a strong foundation, and I'm looking forward to driving our next generation of growth."

Hulays holds a bachelor’s degree from the University of Waterloo and a Master of Business Administration from York University’s Schulich School of Business in Toronto, Canada. He and his wife, Angela, live in Hershey, Pennsylvania, with their two sons, Owen and Max.

About The Hershey Company
The Hershey Company is an industry-leading snacks company with a purpose to make more moments of goodness and a vision to lead next generation snacking. Hershey brings together more than 20,000 employees worldwide to deliver delicious, high-quality products across more than 85 brands in approximately 65 countries, generating more than $11.7 billion in annual revenues.
Hershey brings its full portfolio to market as ONE Hershey, spanning confection, salty and functional snacking categories with beloved brands like Hershey's, Reese's, Kisses, KIT KAT®, Jolly Rancher, Twizzlers and Ice Breakers; salty snacks including SkinnyPop, LesserEvil, Pirate's Booty and Dot's Homestyle Pretzels; and a protein portfolio including ONE Brands and Fulfil.
For more than 130 years, Hershey has operated fairly, ethically and sustainably. Founder Milton Hershey established Milton Hershey School in 1909, and that legacy of purpose endures today through the company's commitment to helping children succeed through equitable access to education.
To learn more visit www.thehersheycompany.com.